EDISON INTERNATIONAL LOGO                                                        NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                                                       Media Contact:  Kevin Kelley
                                                                                                     (626) 302-1033
                                                                                                     www.edison.com

                               Edison International Amends Shareholder Rights Plan;
                                           Adopts Policy on Rights Plans

         ROSEMEAD, Calif., Mar. 1, 2004-- Edison International announced today that its Board of Directors, acting through its Executive Committee, has approved an amendment to the Company's shareholder rights plan.  The amendment provides that the Board will not trigger the rights plan to make the rights exercisable without prior approval by the Company's shareholders.

         The Board also adopted a policy that Edison International's existing rights plan, which will expire by its terms in November 2006, will not be extended, and that the Board would seek shareholder approval before adopting any future shareholder rights plan unless, due to timing constraints or other reasons consistent with the Board's fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt the plan before obtaining shareholder approval.  Any rights plan adopted by the Board without such prior shareholder approval would automatically terminate on the first anniversary of the adoption of the plan unless the plan is approved by Edison International's shareholders before it terminates.

         Shareholders approved a non-binding proposal on this issue at Edison International's annual meeting last year.

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        Based in Rosemead, Calif., Edison International (NYSE: EIX) is the parent company of Southern California
Edison, Edison Mission Energy and Edison Capital.